EXHIBIT 99.2

Hanmi Promotes Yoon, Lim and Kim to Executive Vice President

LOS ANGELES, Aug. 1, 2013 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) ("Hanmi"), the holding company for Hanmi Bank (the "Bank"), today announced that it has promoted three members of the Bank's management team to executive vice president from senior vice president. Shick "Mark" Yoon was promoted to executive vice president and continues to serve as Chief Financial Officer for both the Bank and Hanmi; Jean Lim was promoted to executive vice president and continues to serve as Chief Risk Officer for the Bank; and Greg Kim was promoted to executive vice president and continues to serve as Chief Administrative Officer for the Bank.

"These executives have demonstrated the highest level of capabilities and strong loyalty to Hanmi," said C. G. Kum, President and CEO. "Their promotions are well deserved, and I'm looking forward to working with the entire executive team to further build our franchise."

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and loan production offices in Texas and Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value.

CONTACT: Hanmi Financial Corporation
         Mark Yoon
         EVP & CFO
         213-427-5636

         Investor Relations Contact:
         The Cereghino Group
         206-388-5788
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